                                                                Exhibit 99(a)(i)



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K


                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    For the Fiscal Year Ended January 2, 2000

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------

                                JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

     Report of Independent Accountants

     Financial Statements:
       Balance Sheets as of December 31, 1999 and 1998

     Statement of Operations and Changes in Plan Equity for the years ended December 31, 1999 and 1998

     Notes to Financial Statements

     Supplemental Schedules:
       Schedule of Investments at December 31, 1999

     Schedule of 5% Reportable Transactions for the year ended December 31, 1999


Consent of PricewaterhouseCoopers LLP, dated June 23, 2000

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      JOHNSON & JOHNSON SAVINGS PLAN




                                      By: /s/ R. J. Darretta
                                          ---------------------------------
                                          R. J. Darretta
                                          Chairman, Pension Committee

June 26, 2000

                         JOHNSON & JOHNSON SAVINGS PLAN

                               ------------------


                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES


                          AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 1999 AND 1998

                         JOHNSON & JOHNSON SAVINGS PLAN
                                      INDEX




         Report of Independent Accountants                                              2

         Financial Statements:
              Statements of Net Assets Available for Benefits with
              Fund Information as of December 31, 1999 and 1998                         3-4

              Statements of Changes in Net Assets Available for
              Benefits with Fund Information for the Years Ended
              December 31, 1999 and 1998                                                5-6

         Notes to Financial Statements                                                  7-18

         Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment Purposes
              at December 31, 1999                                                      19-20

              Item 27d - Schedule of Reportable Transactions for
              the Year Ended December 31, 1999                                          21

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan (the "Plan") as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes and schedule of reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 12, 2000

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1999

                                                -------------------------------------------------------------------------------

                                                                                PARTICIPANT DIRECTED
                                                -------------------------------------------------------------------------------
                                                                  Fixed         Intermediate

                                                  USGS Fund    Interest Fund      Bond Fund      Balanced Fund    J&J Stock Fund
                                                  ---------    -------------      ---------      -------------    --------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                    $ 619,495,943

Investments at Fair Value (Notes 2 and 6)                                                                        $1,274,441,036

Investments in Master Trust (Notes 2 and 6)     $ 28,246,092                      $29,024,706    $ 242,641,025

Accrued Dividends and Interest Receivable            137,293        3,351,875                                            20,684

Due From Johnson & Johnson

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants
                                               -------------   --------------    ------------    -------------   --------------
Total Assets                                    $ 28,383,385    $ 622,847,818     $29,024,706    $ 242,641,025   $1,274,461,720
                                               =============   ==============    ============    =============   ==============



LIABILITIES:
------------

Accrued Expenses                                   $   7,875        $  13,551        $    560        $   4,674       $   24,742

Accrued Interest

Current Portion of Long Term Note

Long-Term Note Payable to J&J
                                               -------------    -------------    ------------    -------------   --------------

Total Liabilities                                      7,875           13,551             560            4,674           24,742
                                               -------------   --------------    ------------    -------------   --------------

Net Assets Available for Benefits               $ 28,375,510    $ 622,834,267     $29,024,146     $242,636,351   $1,274,436,978
                                               =============   ==============    ============    =============   ==============




                                                ------------------------------------------------


                                                 --------------------------------
                                                 Diversified      International

                                                 Equity Fund       Equity Fund       Loan Fund
                                                 -----------       -----------       ---------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)

Investments at Fair Value (Notes 2 and 6)

Investments in Master Trust (Notes 2 and 6)      $ 986,602,365      $37,668,554

Accrued Dividends and Interest Receivable              754,221                        $  684,389

Due From Johnson & Johnson

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants                                                         6,657,875
                                                 -------------     ------------     ------------
Total Assets                                     $ 987,356,586      $37,668,554      $ 7,342,264
                                                 =============     ============     ============



LIABILITIES:
------------

Accrued Expenses                                    $  433,361         $    794

Accrued Interest

Current Portion of Long Term Note

Long-Term Note Payable to J&J
                                                 ---------------   ------------     ------------

Total Liabilities                                      433,361              794
                                                 -------------     ------------     ------------
Net Assets Available for Benefits                $ 986,923,225      $37,667,760      $ 7,342,264
                                                 =============     ============     ============





                                                   --------------------------------------------------

                                                        Employee Stock Ownership

                                                            Plan Trust Fund
                                                   ------------------------------         Total
                                                     Allocated        Unallocated       Savings Plan
                                                   --------------     -----------      --------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                                           $  619,495,943

Investments at Fair Value (Notes 2 and 6)          $  313,847,547     $209,286,879      1,797,575,462

Investments in Master Trust (Notes 2 and 6)                                             1,324,182,742

Accrued Dividends and Interest Receivable                  18,961           11,205          4,978,628

Due From Johnson & Johnson                                               5,272,782          5,272,782

Assets Designated For Transfer (Note 2)                30,948,281     (30,948,281)

Hardship Loans to Participants                                                              6,657,875
                                                   --------------   ----------------   --------------
Total Assets                                       $  344,814,789   $ 183,622,585      $3,758,163,432
                                                   ==============   ==============     ==============



LIABILITIES:
------------

Accrued Expenses                                                                       $      485,557

Accrued Interest                                                        $ 3667,289          3,667,289

Current Portion of Long Term Note                                        7,289,791          7,289,791

Long-Term Note Payable to J&J                                           39,278,957         39,278,957
                                                   --------------   --------------     --------------

Total Liabilities                                                       50,236,037         50,721,594
                                                   --------------   --------------     --------------
Net Assets Available for Benefits                  $  344,814,789   $  133,386,548     $3,707,441,838
                                                   ==============   ==============     ==============



                        See Notes to Financial Statements
                                        3

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                            As of December 31, 1998

                                                ----------------------------------------------------------------------------------

                                                                                  PARTICIPANT DIRECTED
                                                ----------------------------------------------------------------------------------
                                                                    Fixed         Intermediate

                                                  USGS Fund      Interest Fund    Bond Fund       Balanced Fund    J&J Stock Fund
                                                  ---------      -------------    ------------    -------------    ---------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                     $ 632,365,945

Investments at Fair Value (Notes 2 and 6)                                                                           $1,128,154,493

Investments in Master Trust (Notes 2 and 6)     $   29,463,932                    $ 34,191,309    $ 162,347,846

Accrued Dividends and Interest Receivable              129,053       3,277,090                                              29,633

Due From Johnson & Johnson

Assets Designated For Transfer (Note 2)

Hardship Loans to Participants
                                                --------------   -------------    ------------    -------------   ----------------

Total Assets                                    $   29,592,985   $ 635,643,035     $34,191,309    $ 162,347,846     $1,128,184,126
                                                --------------   -------------    ------------    -------------   ----------------



LIABILITIES:
------------
Accrued Expenses                                $       13,803   $      91,373     $     4,664    $      22,435     $      157,680

Accrued Interest

Current Portion of Long Term Note

Long-Term Note Payable to J&J
                                                 ---------------------------------------------------------------------------------


Total Liabilities                                       13,803          91,373           4,664           22,435            157,680
                                                 -------------   -------------     -----------    -------------   ----------------

Net Assets Available for Benefits                $  29,579,182   $ 635,551,662     $34,186,645    $ 162,325,411    $ 1,128,026,446
                                                 =============   =============    ============    =============   ================



                                                 ---------------------------------------------------------------------------------

                                                                                   Employee Stock Ownership
                                                 -------------
                                                 Diversified                           Plan Trust Fund                  Total
                                                                               ----------------------------------
                                                 Equity Fund      Loan Fund       Allocated       Unallocated        Savings Plan
                                                 -----------      ---------       ---------       -----------        ------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                                                                         $ 632,365,945

Investments at Fair Value (Notes 2 and 6)                                        $ 261,654,218    $ 222,956,246      1,612,764,957

Investments in Master Trust (Notes 2 and 6)    $  760,180,137                                                          986,183,224

Accrued Dividends and Interest Receivable           4,153,061    $    69,415            13,941           10,864          7,683,057

Due From Johnson & Johnson                                                                            6,101,554          6,101,554

Assets Designated For Transfer (Note 2)                                             25,503,960      (25,503,960)

Hardship Loans to Participants                                     7,082,452                                             7,082,452
                                               --------------    -----------    --------------   --------------     --------------

Total Assets                                   $  764,333,198    $ 7,151,867     $ 287,172,119    $ 203,564,704     $3,252,181,189
                                               --------------    -----------    --------------   --------------    ---------------



LIABILITIES:
------------
Accrued Expenses                                   $  390,223                                                            $ 680,178

Accrued Interest                                                                                  $   4,215,037          4,215,037

Current Portion of Long Term Note                                                                     6,955,528          6,955,528

Long-Term Note Payable to J&J                                                                        46,568,748         46,568,748
                                               --------------   ------------    --------------   --------------        -----------


Total Liabilities                                     390,223                                        57,739,313         58,419,491
                                               --------------   ------------    --------------   --------------        -----------

Net Assets Available for Benefits              $  763,942,975   $  7,151,867     $ 287,172,119    $ 245,825,391     $3,193,761,698
                                               ==============   ============    ==============   ==============     ==============



                        See Notes to Financial Statements
                                        4

                         JOHNSON & JOHNSON SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1999

                                                          ---------------------------------------------------------------------
                                                                                           PARTICIPANT DIRECTED
                                                          ---------------------------------------------------------------------
                                                                         Fixed      Intermediate
                                                          USGS Fund  Interest Fund   Bond Fund    Balanced Fund  J&J Stock Fund
                                                         ----------- -------------  ------------  -------------  --------------

Employee Contributions (Note 3)                           $1,629,429   $19,653,404    $3,180,896    $16,445,043     $61,171,784

Employer Contributions (Note 3 and 9)                        428,788     5,601,257       853,262      4,366,018      18,248,831

Interest                                                   1,463,760    40,127,431     2,101,667      4,011,435         151,835

Dividends                                                                                                            14,777,191
                                                         ----------- -------------  ------------  -------------  --------------

Additions to (Deductions from) Plan Equity:                3,521,977    65,382,092     6,135,825     24,822,496      94,349,641
-------------------------------------------

Innotech  Transfer-In (10/99) (Note 1)                        43,111        13,522        10,422         83,755         117,543

Payments to Participants (Note 4)                         (2,470,088)  (37,803,734)   (2,597,174)    (8,257,630)    (78,184,356)

Change in Unrealized Net Appreciation of Investments                                  (1,127,037)    26,601,939      61,581,145

Realized Net Gain on Sale of Investments                                                (877,907)    29,675,778      56,460,832

Interest Expense

Administrative Expenses                                      (68,172)     (373,775)      (88,328)      (785,498)       (747,072)

Assets Transferred (Note 2)                               (2,230,500)  (39,935,980)   (6,618,300)     8,170,100      12,832,799
                                                         ----------- -------------  ------------  -------------  --------------

Net Increase (Decrease)                                   (1,203,672)  (12,717,875)   (5,162,499)    80,310,940     146,410,532

Net Assets Available for Benefits,
Beginning of Year                                         29,579,182   635,551,662    34,186,645    162,325,411   1,128,026,446
                                                         ----------- -------------  ------------  -------------  --------------

Net Assets Available for Benefits,
End of Year                                              $28,375,510  $622,833,787   $29,024,146   $242,636,351  $1,274,436,978
                                                         =========== =============  ============  =============  ==============

                                                         ----------------------------------------

                                                         --------------------------
                                                          Diversified  International
                                                          Equity Fund   Equity Fund    Loan Fund
                                                         ------------  -------------  -----------

Employee Contributions (Note 3)                           $51,881,825     $1,724,853

Employer Contributions (Note 3 and 9)                      13,936,300        434,923

Interest                                                                     155,320     $615,080

Dividends                                                  10,645,313
                                                         ------------  -------------  -----------

Additions to (Deductions from) Plan Equity:                76,463,438      2,315,096      615,080
-------------------------------------------
Innotech  Transfer-In (10/99) (Note 1)                        191,059          6,149

Payments to Participants (Note 4)                         (41,789,341)      (181,611)    (424,683)

Change in Unrealized Net Appreciation of Investments       74,704,075      7,674,513

Realized Net Gain on Sale of Investments                  113,737,242      1,860,524

Interest Expense

Administrative Expenses                                    (2,815,223)       (53,312)

Assets Transferred (Note 2)                                 2,489,000     26,046,401
                                                         ------------  -------------  -----------

Net Increase (Decrease)                                   222,980,250     37,667,760      190,397

Net Assets Available for Benefits,
Beginning of Year                                         763,942,975                   7,151,867
                                                         ------------  -------------  -----------

Net Assets Available for Benefits,
End of Year                                              $986,923,225    $37,667,760   $7,342,264
                                                         ============  =============  ===========


                                                      -------------------------------------------------
                                                        Employee Stock Ownership
                                                             Plan Trust Fund
                                                        -------------------------           Total
                                                         Allocated      Unallocated       Savings Plan
                                                        ------------   -------------     --------------

Employee Contributions (Note 3)                                                         $   155,687,234

Employer Contributions (Note 3 and 9)                                   $  5,272,782         49,142,161

Interest                                                 $   117,993          72,360         48,816,881

Dividends                                                    688,982       5,445,531         31,557,017
                                                        ------------   -------------     --------------

Additions to (Deductions from) Plan Equity:                  806,975      10,790,673        285,203,293
-------------------------------------------
Innotech  Transfer-In (10/99) (Note 1)                                                          465,561

Payments to Participants (Note 4)                        (12,333,034)                      (184,041,651)

Change in Unrealized Net Appreciation of Investments      52,114,532      (9,352,227)       212,196,940

Realized Net Gain on Sale of Investments                   8,199,865                        209,056,334

Interest Expense                                                          (4,269,437)        (4,269,437)

Administrative Expenses                                                                      (4,931,380)

Assets Transferred (Note 2)                                8,854,332      (9,607,852)
                                                        ------------   -------------     --------------

Net Increase (Decrease)                                   57,642,670     (12,438,843)       513,679,660

Net Assets Available for Benefits,
Beginning of Year                                        287,172,119     145,825,391      3,193,761,698
                                                        ------------   -------------     --------------

Net Assets Available for Benefits,
End of Year                                             $344,814,789    $133,386,548     $3,707,441,358
                                                        ============   =============     ==============

                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1998


                                                          ---------------------------------------------------------------------
                                                                                           PARTICIPANT DIRECTED
                                                          ---------------------------------------------------------------------
                                                                         Fixed      Intermediate
                                                          USGS Fund  Interest Fund   Bond Fund    Balanced Fund  J&J Stock Fund
                                                         ----------- -------------  ------------  -------------  --------------


Employee Contributions (Note 3)                          $ 1,429,359 $  22,174,292  $  3,208,058  $  15,233,773  $   57,631,178

Employer Contributions (Note 3 and 9)                        432,990     6,675,429       862,892      4,085,683      15,930,284

Interest                                                   1,319,347    40,422,516     1,697,138      3,091,407         123,759

Dividends                                                                                                            12,716,300
                                                         ----------- -------------  ------------  -------------  --------------

Additions to (Deductions from) Net Assets:                 3,181,696    69,272,237     5,768,088     22,410,863      86,401,521
------------------------------------------
UltraCision Transfer-In (7/98) (Note 1)                      187,001        51,375                       17,018         161,539

Clinical Diagnostics Transfer-In (10/98) (Note 1)          6,900,030     8,383,866     2,006,692      6,486,945       7,352,413

Payments to Participants (Note  4)                        (2,835,340)  (33,642,754)     (928,359)    (6,299,485)    (49,520,871)

Change in Unrealized Net Appreciation of Investments                                    (360,448)    11,684,861     176,370,772

Realized Net Gain on Sale of Investments                                                 292,358      9,638,810      50,950,685

Interest Expense

Administrative Expenses                                      (49,351)     (438,965)      (70,957)      (514,817)       (704,201)

Assets Transferred (Note 2)                                 (705,695)  (29,780,065)    6,241,449      5,189,088      (6,330,091)
                                                         ----------- -------------  ------------  -------------  --------------

Net Increase (Decrease)                                    6,678,341    13,845,694    12,948,823     48,613,283     264,681,767

Net Assets Available for Benefits,
Beginning of Year                                         22,900,841   621,705,968    21,237,822    113,712,128     863,344,679
                                                         ----------- -------------  ------------  -------------  --------------

Net Assets Available for Benefits,
End of Year                                              $29,579,182 $ 635,551,662  $ 34,186,645  $ 162,325,411  $1,128,026,446
                                                         =========== =============  ============  =============  ==============

                                                         --------------------------------------------------------------------------
                                                                                    Employee Stock Ownership
                                                         ------------                    Plan Trust Fund
                                                          Diversified               -------------------------           Total
                                                          Equity Fund   Loan Fund    Allocated      Unallocated       Savings Plan
                                                         ------------  -----------  ------------   -------------     --------------


Employee Contributions (Note 3)                          $ 44,725,916                                                $  144,402,576

Employer Contributions (Note 3 and 9)                      12,299,744                              $   6,101,554         46,388,576

Interest                                                               $   528,053  $    101,758          79,368         47,363,346

Dividends                                                   8,829,920                    653,065       4,940,274         27,139,559
                                                         ------------  -----------  ------------   -------------     --------------

Additions to (Deductions from) Net Assets:                 65,855,580      528,053       754,823      11,121,196        265,294,057
------------------------------------------
UltraCision Transfer-In (7/98) (Note 1)                       227,676                                                       644,609

Clinical Diagnostics Transfer-In (10/98) (Note 1)          12,457,112       59,601                                       43,646,659

Payments to Participants (Note  4)                        (23,679,257)    (760,745)   (7,848,364)                      (125,515,175)

Change in Unrealized Net Appreciation of Investments       68,650,503                 70,761,168      24,853,465        351,960,321

Realized Net Gain on Sale of Investments                   64,047,658                  6,421,322                        131,350,833

Interest Expense                                                                                      (4,892,068)        (4,892,068)

Administrative Expenses                                    (1,523,643)                                                   (3,301,934)

Assets Transferred (Note 2)                                25,844,569                  9,331,121      (9,790,376)
                                                         ------------  -----------  ------------   -------------     --------------

Net Increase (Decrease)                                   211,880,198     (173,091)   79,420,070      21,292,217        659,187,302

Net Assets Available for Benefits,
Beginning of Year                                         552,062,777    7,324,958   207,752,049     124,533,174      2,534,574,396
                                                         ------------  -----------  ------------   -------------     --------------

Net Assets Available for Benefits,
End of Year                                              $763,942,975  $ 7,151,867  $287,172,119   $ 145,825,391     $3,193,761,698
                                                         ============  ===========  ============   =============     ==============

                        See Notes to Financial Statements
                                        6

                         JOHNSON & JOHNSON SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS
1.     Organization:

       The Johnson & Johnson Savings Plan (the "Plan") is a defined contribution plan which was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson ("J&J" or the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in two Master Trust accounts ("Johnson & Johnson Savings Plan Trust" and "Johnson & Johnson Pension Trust Fund") and transactions therein are executed by the trustee, Bankers Trust Company. The Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund are allocated based upon the total of each individual participant's share of the Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund.

       Effective January 1, 1991, the Company implemented a Leveraged Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions ("ESOP contribution"). Additionally, the Company may elect to fund the employer 50% match of employee directed contributions with ESOP leveraged shares.

       Initial funding for the ESOP was made through an advance from Johnson & Johnson of $100 million, which was used to purchase 1,554,800 shares of J&J common stock on the open market (which equates to 6,219,200 shares when adjusted for subsequent stock splits). Of these shares, 2,206,210 (adjusted for stock splits) remain unallocated as of December 31, 1999. These shares are allocated to Plan participants under a formula set forth in the note agreement relating to the advance from J&J. Accordingly, the financial statements of the Plan for the years 1999 and 1998 present separately the assets and liabilities and changes therein pertaining to:

              (a) the accounts of employees with vested rights in allocated stock (Allocated) and

              (b) stock not yet allocated to employees (Unallocated).

       Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Company is entitled to exercise voting rights attributable to unallocated shares.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

1.     Organization (Continued):

       In the third quarter of 1998, Johnson & Johnson incorporated a "dividend pass-through" feature into the Plan. This feature allows a participant to receive cash for dividends paid on certain shares owned through the plan. To receive a dividend pass-through, it is contingent on the ownership of shares in the Johnson & Johnson Stock Fund and it does not apply to any share owned in Employee Stock Ownership Plan Trust Fund. In order to receive dividend pass-through amounts, participant eligibility is based on the lesser of (a) 20% of the eligible compensation (annual base pay rate for the year plus 50% of prior calendar year commissions) and (b) IRS Pre-tax compensation limit ($10,000 in 1999) reduced by the estimated pre-tax contribution for the year (current pre-tax percentage multiplied by the eligible compensation for the year). For the 1999 and 1998 plan years, the dividend pass-through amounts recorded in the Plan statement of changes in net assets available for benefits as dividend income and payments to participants were $8,407,284 and $4,259,619 respectively.

       On October 1, 1999, the assets of the Innotech 401(k) Retirement Plan were transferred into the Plan. On October 1, 1998 and December 1, 1998, the assets of the Clinical Diagnostics 401(k) Retirement Plan were transferred into the Plan; and on July 1, 1998, the assets of the UltraCision 401(k) Retirement Plan were transferred into the Plan.

2.     Summary of Significant Accounting Policies:

       Valuation of Investments:

       Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

       The investments in the US Government Securities (the "USGS Fund"), Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Johnson & Johnson Savings Plan Trust ("Savings Plan Trust"). The USGS Fund consists of short-term obligations that are issued or guaranteed by the US Government. Investments are valued at cost which approximates market value. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.     Summary of Significant Accounting Policies (Continued):

       The average yield of the Fixed Interest Fund was approximately 6.56% for 1999 and 6.71% for 1998. The crediting interest rate of the Fixed Interest Fund was approximately 6.63% for 1999 and 6.77% for 1998. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

       Equity investments and corporate obligations in the Diversified Equity Fund, managed by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

       The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Johnson & Johnson Pension Trust Fund ("Pension Trust Fund"). These investments are stated at fair value. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.


       In the first quarter of 1999, the Company incorporated an additional fund to the Plan, the International Equity Fund. The International Equity Fund, managed by American Express Management and Capital Guardian Trust Company, invests primarily in equities sold on foreign exchange markets. These investments are valued at the last reported market sales price on the last business day of the year. The investment in the fund represents the Plan's share of the assets in the Pension Trust Fund.

       Participant loans are valued at cost, which approximates fair value.

       Temporary cash investments are stated at redemption value which approximates fair value.

       Transfers:

       Transfers among funds, which are made at the participant's election, have been presented as assets transferred in the Statement of Changes in Net Assets Available for Benefits. With respect to the ESOP, transfers represent shares allocated to the participants.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.     Summary of Significant Accounting Policies (Continued):

       Use of Estimates:

       The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       Risks and Uncertainties:

       The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

       Other:

       Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Administrative charges are allocated monthly bases on the quarterly percentage of assets in each of the six investment funds.

       All third party administrative expenses are paid by the Plan, except cost of entering new investment vehicles which are paid primarily by Johnson & Johnson.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


3.     Contributions:

       Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary plus 50 percent of eligible commissions in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 20% of their base salary including 50 percent of eligible commissions or $10,000 in 1999 and 16% of their base salary including 50 percent of eligible commissions or $10,000 in 1998. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary and 50 percent of eligible commissions.

       Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the seven investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the unallocated portion of the ESOP each February following the payment of the loan (see
       Note 9), in accordance with the ESOP Trust Agreement. Shares released, in accordance with the ESOP note agreement, may be more or less than shares earned by participants. In the accompanying statements of net assets available for benefits, shares earned by participants in excess of those allocated have been reflected in the accompanying financial statements as assets designated for transfer.

       The number of participants invested in each fund at December 31, 1999 and 1998 was:

                                                                         1999             1998
                                                                       ---------        ---------
                      U.S. Government Securities Fund                      3,066            3,063
                      Fixed Interest Fund                                 16,310           17,580
                      Intermediate Bond Fund                               4,070            4,091
                      Balanced Fund                                       11,695           10,327
                      Johnson & Johnson Stock Fund                        29,507           27,360
                      Employee Stock Ownership Plan                       35,341           33,713
                      Diversified Equity Fund                             24,152           22,180
                      International Equity Fund                            2,697              N/A

       Participants may elect to invest in more than one fund and can change investment direction once every three months. A total of 38,162 and 36,704 active and former employees had investments in the Plan for 1999 and 1998, respectively.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


4.     Participant Accounts and Benefits:

       All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant earnings on account balance, as defined.

       Participants are allowed to withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.     Loans to Participants:

       Participants may borrow up to a maximum of 50% of their account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years. Loans are secured by the balance in the participant accounts.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.     Investments:


       Investments held by the Plan as of December 31, 1999 are summarized as follows:

                                         Johnson & Johnson            Employee Stock Ownership
                                              Stock Fund                    Plan Trust Fund                      Combined
                                -------------------------------------------------------------------             ---------
                                  Fair Value          Cost            Fair Value        Cost           Fair Value         Cost
                                -------------------------------  ------------------------------   ---------------------------------
Johnson & Johnson Common Stock  $1,271,834,329     $556,635,747      $516,545,250    $86,999,081      $1,788,379,579   $662,469,734

Temporary Cash Investments           2,606,707        2,606,707         6,589,176      6,589,176           9,195,883      9,195,884
                                --------------   --------------   ---------------    -----------      --------------    -----------

                                $1,274,441,036     $559,242,454      $523,134,426    $93,588,257      $1,797,575,462   $671,665,618
                                ==============   ==============   ===============    ===========      ==============   ============


       The investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.4% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:




    Description                                          Fair Value          Cost
    -----------                                        --------------    --------------
    USGS Fund:
       U.S. Government Securities - Short Term         $   29,313,150    $   29,313,150
       Other*                                                 142,201           142,201

    Fixed Interest Fund:
       Deposits in Group Annuity Contracts                621,653,591       621,653,591
       Other*                                              3,363,553          3,363,553

    Diversified Equity Fund:
       Common Stocks                                      992,698,523       700,989,649
       Other*                                                 758,881           758,881
                                                       --------------    --------------
                                                       $1,647,929,899    $1,356,221,025
                                                       ==============    ==============

              * Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.       Investments, (continued):

         As of December 31, 1999, the investments in the Intermediate Bond, Balanced and International Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 7.9% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                          Fair Value              Cost
              -----------                       -------------     -------------

U.S. Government Securities - Short Term        $   19,517,115    $   19,433,889

U.S. Government Securities - Long Term            310,817,373       317,925,206

Corporate Bonds & Notes - Long Term               202,228,167       215,804,216

Common Stocks:
    Johnson & Johnson                             421,228,900        23,727,279
    Other                                       2,582,214,040     1,799,521,532

Preferred Stocks                                   21,154,649        13,841,946

Commingled Investment Funds                       234,314,860       195,153,996

Temporary Investments                              99,507,974       100,313,591

Other                                              24,206,592        24,231,052
                                               --------------    --------------
                                               $3,915,189,670    $2,709,952,707
                                               ==============    ==============


         Investments held by the Plan as of December 31, 1998 are summarized as follows:

                                        Johnson & Johnson               Employee Stock Ownership
                                           Stock Fund                        Plan Trust Fund                      Combined
                                 ---------------------------------   ------------------------------   ------------------------------
                                    Fair Value          Cost            Fair Value        Cost           Fair Value         Cost
                                 -----------------  --------------   ----------------  ------------   ----------------  ------------

    Johnson & Johnson Common Stock  $1,123,468,342  $469,850,905         $478,730,076  $91,946,210      $1,602,198,418  $561,797,115

    Temporary Cash Investments           4,686,151     4,686,151            5,880,388    5,880,388          10,566,539    10,566,539
                                  ------------------------------        --------------------------     -----------------------------

                                    $1,128,154,493  $474,537,056         $484,610,464  $97,826,598      $1,612,764,957  $572,363,654
                                    ==============  ============         ============  ===========      ==============  ============


                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



6.     Investments, (continued):

       As of December 31, 1998, the investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

         Description                                                              Fair Value           Cost
         -----------                                                            --------------    --------------
USGS Fund:
     U.S. Government Securities - Short Term                                    $   30,466,695    $   30,466,695
     Other*                                                                            138,992           138,992

Fixed Interest Fund:
     Deposits in Group Annuity Contracts                                           634,215,282       634,215,282
     Other*                                                                          3,286,951         3,286,951


Diversified Equity Fund:
     Common Stocks                                                                 764,674,566       548,124,829
     Other*                                                                          4,178,130         4,178,130
                                                                                --------------    --------------

                                                                                $1,436,960,616    $1,220,410,879
                                                                                ==============    ==============

              * Other consists of interest and/or dividends receivable.


As of December 31, 1998, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 6.5% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                             Fair Value           Cost
              -----------                           --------------    --------------
         U.S. Government Securities - Short Term     $  88,842,142    $   86,445,403
         Corporate Bonds & Notes - Short Term          120,087,554       120,447,976
         U.S. Government Securities - Long Term        109,212,710       108,202,456
         Corporate Bonds & Notes - Long Term           118,451,198       124,404,110
         Common Stocks:
             Johnson & Johnson                         420,817,650        26,353,605
             Other                                   1,792,008,039     1,423,899,173

         Preferred Stocks                               30,757,224        26,973,063
         Commingled Investment Funds                   204,839,027       195,837,097
         Temporary Investments                          82,892,180        83,127,335
         Other                                          42,063,434        41,991,873
                                                    --------------    --------------
                                                    $3,009,971,158    $2,237,682,091


                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.     Investments, (continued):

       Realized gains on investments sold and distributed during the years ended December 31, 1999 and 1998 are summarized as follows:

                   J&J Stock Fund                           Diversified Equity Fund              Employee Stock Ownership Plan Fund
        ---------------------------------------    ----------------------------------------   --------------------------------------
        Book Value     Proceeds        Gain         Book Value    Proceeds        Gain         Book Value    Proceeds        Gain
        ----------   ------------  -------------   ------------  ----------    ------------   ------------  ----------    ----------

1999   $86,129,736   $142,590,568  $56,460,832     $633,256,161  $746,993,403  $113,737,242   $9,126,789   $17,326,654   $8,199,865
1998    54,377,538    105,328,223   50,950,658      537,294,947   601,342,605    64,047,658    5,461,721    11,883,043    6,421,322



              Intermediate Bond Fund                             Balanced Fund                     International Equity Fund
        -------------------------------------      ----------------------------------------   --------------------------------------
        Book Value     Proceeds     Gain/(Loss)    Book Value     Proceeds        Gain         Book Value    Proceeds       Gain
        ----------   ------------  -------------   ----------    ----------    ------------   ------------  ----------    ----------
1999   $60,324,026  $59,446,119   $(877,907)     $270,641,548   $300,317,326  $29,675,778     $17,823,861  $19,684,385   $1,860,524
1998    45,282,372   45,574,730     292,358       174,560,399    184,199,209    9,638,810         N/A            N/A         N/A


                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

7.     Tax Status:

       The Internal Revenue Service has determined and informed the Company by a letter dated April 25, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code
       (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

8.     Termination Priorities:

       The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

9.     Indebtedness

       In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan.

       Aggregate maturities for the next five years are as follows:

          2000          $ 7,289,791
          2001            7,664,462
          2002            8,082,746
          2003            8,548,156
          2004            9,064,538
          Thereafter      5,919,055
                        -----------
                        $46,568,748

       In the event of Plan termination or of termination of the ESOP portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest. The Company has no rights against shares once they are allocated under the ESOP.

10.    Concentrations of Credit Risk

       Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



10.    Concentrations of Credit Risk, (Continued):

       The Fixed Interest Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.


11.    Reconciliation of Financial Statements to Form 5500:

       The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                         December 31,         December 31,
                                                            1999                  1998
                                                        ---------------      ---------------
Net Assets Available for Benefits
  Per the Financial Statements                          $ 3,707,441,838      $ 3,193,761,698
Amounts Allocated to Withdrawing Participants                (6,895,528)          (8,151,647)
                                                        ---------------      ---------------
Net Assets Available for Benefits Per the Form 5500     $ 3,700,546,310      $ 3,185,610,051
                                                        ===============      ===============


                                                                 Year Ended        Year Ended
                                                                 December 31,     December 31,
                                                                    1999              1998
                                                               -------------      -------------
Benefits Paid to Participants Per the Financial Statements     $ 184,041,651      $ 125,515,175

Add: Amounts Allocated to Withdrawing Participants at
      December 31, 1999 and 1998                                   6,895,528          8,151,647

Less: Amounts Allocated to Withdrawing Participants
      at December 31, 1998 and 1997                               (8,151,647)        (6,758,039)
                                                               -------------      -------------

Benefits Paid to Participants Per the Form 5500                $ 182,785,532      $ 126,908,783
                                                               =============      =============

Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1999 and 1998 but not yet paid as of that date.

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1999


FACE AMOUNT
OR SHARES         ISSUES                                             COST                       FAIR VALUE
-----------       ------                                       -----------------                ----------
                  J&J STOCK FUND

                  Common Stock

13,807,910 shs.   Johnson & Johnson                                 $556,635,747            $1,271,834,329

                  Temporary Investments

$2,606,707        BT Pyramid Directed
                  Account Cash Fund                                    2,606,707                 2,606,707
                                                                 ---------------        ------------------

                  Total J&J Stock Fund                              $559,242,454            $1,274,441,036
                                                                  ==============            ==============



                  EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND

                  Common Stock

5,909,816 shs.    Johnson & Johnson                                  $86,999,081              $516,545,250


                  Temporary Investment

$6,589,176        BT Pyramid Directed
                  Account Cash Fund                                    6,589,176                 6,589,176
                                                                   -------------             -------------


                      Total ESOP Trust Fund                          $93,588,257              $523,134,426
                                                                   =============              ============

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1999


FACE AMOUNT           ISSUES                                                  FAIR VALUE
-----------           ------                                                  ----------


                  Loan Fund

$6,657,875        Loans to Participants
                  (Fixed Interest rate based on the prime
                  lending rate plus one percentage
                  point.   The repayment period is
                  from one to five years.)                                   $6,657,875

 684,389              Interest Receivable                                       684,389
                                                                          -------------


                  Total Loan Fund                                            $7,342,264
                                                                          =============

                                                           Supplemental Schedule



                         JOHNSON & JOHNSON SAVINGS PLAN
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999





                                                         DISPOSED                                ACQUIRED
                                        -------------------------------------------       ----------------------
SECURITY/PARTY                                                                GAIN/
DESCRIPTION                             SALES   COSTS       PROCEEDS         (LOSS)       PURCHASES         COST
                                        -----  --------     --------         ------       ---------         ----
                                      (# of Transactions)                                 (# of Transactions)

SERIES OF TRANSACTIONS:

     BT Pyramid Directed
     Account-Cash Fund                 (a)  $98,648,975    $98,648,975       $ -          (a)               $95,095,030

     Johnson & Johnson
     Common Stock                                                                         158               $72,547,729







(a) Trustee is unable to provide detailed information on the number of transactions.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-40294) of Johnson & Johnson of our report dated June 12, 2000 relating to the financial statements and financial statement schedules of the Johnson & Johnson Savings Plan, which appears in this Form 11-K.




PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 23, 2000